10F-3 Report

GSS Fundamental Value Portfolio

01/01/05 through 06/30/05



Issuer Name   Trade Date   Selling Dealer   Total Amount
Purchase Price   % Received by Fund   % of Issue (1)
..........................................................
........................................................


Lazard Ltd.   5/4/2005     Goldman Sachs    52,700.00
25.00            0.154%               1.463%(A)

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.



Other Participant Accounts   Issue Amount  Total Received All Funds

A - Includes purchases by other affiliated mutual      447,300.00
                   34,180,000.00   500,000.00
    funds and discretionary accounts in the amount of:



Issuer	     Trade Date   Joint / Lead Manager(s)   Co-Manager(s)
                    Selling Group

Lazard Ltd.  05/04/05  Goldman Sachs & Co     Citigroup
AG Edwards & Sons Inc
Credit Suisse First Boston Corp   Allen & Co
			                      JP Morgan Securities
Blaylock & Partners
			                      Lazard LLC
        BNY Capital Markets
			                      Merrill Lynch & Co
        Brean Murray & Co Inc

			                      Morgan Stanley
 CE Unterberg Towbin

   Dominick & Dominick
 Guzman & Co
Janney Montgomery Scott
Jefferies & Co
Legg Mason Wood Walker
Putnam Lovell NBF Securities Inc
Raymond James & Associates Inc
Ryan Beck & Co
Sandler O'Neill & Partners
SG Cowen Securities Corp
Stifel Nicolaus & Co Inc
Utendahl Capital Partners LP
Wells Fargo Securities
Williams Capital Group LP